Exhibit 10.1

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits, schedules and attachments hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of May 10, 2019, is entered into by and among:

(i)	Bristow Group, Inc. (“Bristow Parent”);

(ii)

each of the undersigned guarantors of the Secured Notes (as defined below) (the “Guarantors” and, together with Bristow Parent and certain of its subsidiaries, the “Company” and each a “Company Party” and upon the filing of chapter 11 cases, as discussed herein, the “Debtors”); and

(iii)

each of the undersigned holders of, or nominees, investment managers, advisors or subadvisors to funds and/or accounts that are holders of (the “Supporting Secured Noteholders”), the 8.75% Senior Secured Notes due 2023 issued by Bristow Parent (the “Secured Notes”) pursuant to that certain Indenture, dated as of March 6, 2018 (as amended, the “Secured Notes Indenture” and the documentation executed in connection therewith or relating thereto, the “Secured Notes Documents”) among Bristow Parent, U.S. Bank National Association, as trustee (in such capacity, the “Secured Notes Trustee”), and each of the Guarantors.

The Company and the Supporting Secured Noteholders are each referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties wish to reorganize and recapitalize the Company in accordance with a chapter 11 plan of reorganization (the “Plan”) that implements a restructuring (the “Restructuring”) on the terms and conditions set forth in the term sheet attached hereto as Exhibit A (together with all exhibits, schedules and attachments thereto and as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Restructuring Term Sheet”);1

WHEREAS, the Supporting Secured Noteholders have agreed to the use of their cash collateral on the terms set forth in the Restructuring Term Sheet;

WHEREAS, the Supporting Secured Noteholders have provided certain senior secured financing to the Company in the amount of $75,000,000 prior to the commencement of any chapter 11 cases and have committed to provide an additional $75,000,000 as debtor in possession financing (the “DIP Loan”) after the Petition Date (as defined below);

WHEREAS, certain Supporting Secured Noteholders (in such capacity, collectively, the “Backstop Commitment Parties”) have committed to backstop an offering of equity interests in Bristow Parent in connection with the Restructuring, as set forth in the Restructuring Term Sheet;

[1]	Capitalized terms used but not defined in this Agreement are given the meanings ascribed to them in the Restructuring Term Sheet.

WHEREAS, in order to effectuate the Restructuring, the Debtors intend to file petitions commencing (the date of such commencement, the “Petition Date”) voluntary cases (the “Chapter 11 Cases”) under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”); and

WHEREAS, this Agreement is the product of arm’s length, good faith negotiations among the Parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

AGREEMENT

Section 1. Certain Definitions. As used in this Agreement, the following terms have the following meanings:

(a)	“Backstop Commitment Agreement” means the backstop commitment agreement to be among Bristow Parent and the Backstop Commitment Parties.

(b)	“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

(c)	“Designated Default” means the Reporting Designated Default.

(d)

“DIP Commitment Parties” means those holders of Secured Notes that have committed to provide a senior secured superpriority term loan debtor-in-possession credit facility in an aggregate amount of up to $75 million.

(e)

“DIP Credit Agreement” means the credit agreement to be among Bristow Parent, Bristow Holdings Company Ltd. III, the guarantors party thereto, the DIP Commitment Parties from time to time party thereto and an institution to be agreed as administrative agent.

(f)

“Interests” means any equity interests in Bristow Parent. For purposes of this Agreement, “equity interests” means any: (i) partnership interests; (ii) membership interests or units; (iii) shares of capital stock; (iv) other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity; (v) subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities; (vi) securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities; or (vii) other interest classified as an equity security.

(g)

“Person” means any individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization, group, governmental or regulatory authority, legal entity or association.

(h)

“Reporting Designated Default” means the failure of Bristow Parent to file with the United States Securities and Exchange Commission its Quarterly Report on Form 10-Q for the three months ended December 31, 2018 pursuant to Section 5.03 of the Secured Notes Indenture.

(i)

“Required Backstop Commitment Parties” shall mean, at any time, two or more unaffiliated Backstop Commitment Parties providing greater than 66 and 2/3% of the backstop commitments pursuant to the Backstop Commitment Agreement.

(j)	“Required DIP Commitment Parties” shall mean, at any time, two or more unaffiliated DIP Commitment Parties provided greater than 66 and 2/3% of the DIP Commitments.

(k)

“Required Supporting Secured Noteholders” means, at any time, two or more unaffiliated Supporting Secured Noteholders holding greater than 66 and 2/3% of the principal amount of the outstanding Secured Note Claims.

(l)	“Secured Note Claim” means any Claim arising under, derived from, or based upon the Secured Notes, including without limitation pursuant to any Trades.

(m)

“Secured Noteholder” means any person that either (i) is the sole legal and beneficial owner of a Secured Note Claim, (ii) has investment or voting discretion or control with respect to discretionary accounts for holders or beneficial owners of a Secured Note Claim; (iii) holds an undivided 100% beneficial interest or other participation interest in and to a Secured Note Claim; or (iv) any Supporting Secured Noteholder that has a contractual obligation to purchase and acquire (net of any obligation to sell any Secured Note Claim) from any Secured Noteholder a Secured Note Claim (“Trades”), which Trades, as of the date hereof, remains an outstanding obligation to purchase and acquire a Secured Note Claim, and such Supporting Secured Noteholder has not yet settled the Trades as an assignment, participation or other transfer of such a Secured Note Claim.

(n)	“Secured Notes Ad Hoc Group” means the ad hoc group of Secured Noteholders represented by Davis Polk & Wardwell LLP and PJT Partners LP.

(o)

“Transaction Expenses” means all reasonable and documented out-of-pocket fees and expenses of the Secured Notes Ad Hoc Group (including the fees and expenses of Davis Polk & Wardwell LLP, PJT Partners LP, Haynes and Boone, LLP, Daugherty, Fowler, Peregrin, Haught & Jenson and one local counsel in each jurisdiction) in connection with this Agreement, the Restructuring Documents and the transactions contemplated hereby and thereby.

Section 2. Definitive Documentation.

2.01. Incorporation of Exhibits and Schedules. Each of the exhibits and schedules attached hereto, including without limitation the Restructuring Term Sheet and all exhibits thereto, are expressly incorporated by reference and made part of this Agreement as if fully set forth herein. The Restructuring Term Sheet sets forth the material terms and conditions of the Plan and the Restructuring. Except as otherwise provided herein, neither this Agreement nor the Restructuring Term Sheet nor any provision hereof or thereof may be modified, amended, waived or supplemented except in accordance with Section 7.17 hereof.

2.03. Restructuring Documents.

(a)

The definitive documents and agreements governing the Restructuring (collectively, the “Restructuring Documents”) shall consist of the following: (i) the motion seeking approval of authority to use cash collateral and grant adequate protection (the “Cash Collateral Motion”) and the interim and final orders to be entered by the Bankruptcy Court approving such motion (respectively, the “Interim Cash Collateral Order” and the “Final Cash Collateral Order” and, together, the “Cash Collateral Orders”) consistent with the Restructuring Term Sheet; (ii) the Plan (and all exhibits and supplements thereto, which in each case shall be consistent with the Restructuring Term Sheet), it being acknowledged and agreed that a condition precedent to consummation of the Plan shall be that this Agreement remains in full force and effect; (iii) the disclosure statement with respect to such Plan (the “Disclosure Statement”), the other solicitation materials in respect of the Plan (such materials, collectively, the “Solicitation Materials”), the motion to approve the Disclosure Statement and Solicitation Materials and the order to be entered by the Bankruptcy Court approving the Disclosure Statement and Solicitation Materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code (the “Disclosure Statement Order”); (iv) the documents evidencing and securing the DIP Loan and the final order to be entered by the Bankruptcy Court approving the DIP Loan (the “DIP Loan Order”): (v) the order to be entered by the Bankruptcy Court confirming the Plan (the “Confirmation Order”) and pleadings in support of entry of the Confirmation Order; (vi) documentation relating to any exit financing; (vii) the Backstop Commitment Agreement and the rights offering documents and procedures consistent with the Restructuring Term Sheet (and all exhibits and other documents and instruments related thereto); (viii) those motions and proposed court orders that the Company files with the Bankruptcy Court on or after the Petition Date and seeks to have heard on an expedited basis at the “first day hearing” (the “First Day Pleadings”) and on a final basis at the “second day hearing” (the “Second Day Pleadings”); (ix) the business plan and fleet plan for the reorganized Company; (x) the documents or agreements for the governance of the reorganized Company, including any shareholders’ agreements and certificates of incorporation; (xi) the documents or agreements related to the MIP (as defined in the Restructuring Term Sheet) and (xii) such other documents, pleadings, agreements or supplements as may be reasonably necessary or advisable to implement the Restructuring.

(b)

The Restructuring Documents remain subject to negotiation and completion as of the RSA Effective Time (as defined below); and such Restructuring Documents, including any amendments, supplements or modifications thereof, shall contain terms and conditions consistent in all material respects with this Agreement and the Restructuring Term Sheet, and shall otherwise be in form and substance reasonably acceptable to each of the Debtors and the Required Supporting Secured Noteholders; provided that the Cash Collateral Orders shall be in form and substance acceptable to the Required Supporting Secured Noteholders; provided, further, that the DIP Credit Agreement and all related documents thereto shall be in form and substance acceptable to each of the Debtors and the DIP Commitment Parties and the DIP Loan Order shall be in form and substance acceptable to each of the Debtors and the Required DIP Commitment Parties; provided, further, that the Backstop Commitment Agreement and the rights offering documents and procedures shall be in form and substance acceptable to each of the Debtors and the Required Backstop Commitment Parties. Notwithstanding anything to the contrary contained herein, the agreement of the Parties to consummate the Restructuring shall be subject to the completion of all necessary and/or appropriate definitive documentation, including the Restructuring Documents, and the fiduciary obligations of the Debtors. The Company acknowledges and agrees that it will provide advance draft copies of all Restructuring Documents to counsel to the Secured Notes Ad Hoc Group as soon as practicable prior to the time any Company Party intends to file such pleading or other document.

Section 3. Agreements of the Supporting Secured Noteholders.

3.01. Support of Restructuring. From the RSA Effective Time and as long as this Agreement has not been terminated pursuant to the terms hereof (such period, the “Effective Period”), and subject to the terms of this Agreement (including the terms and conditions set forth in the Restructuring Term Sheet), each Supporting Secured Noteholder agrees that it shall:

(a)

negotiate the Restructuring Documents in good faith, which will contain terms consistent with this Agreement and the Restructuring Term Sheet, and coordinate its activities with the other Parties (to the extent practicable and subject to the terms hereof) in respect of all matters concerning the implementation and consummation of the Restructuring;

(b)

not (i) object to, delay, postpone, challenge, reject, oppose or take any other action that would reasonably be expected to prevent, interfere with, delay or impede, directly or indirectly, in any material respect, the approval, acceptance or implementation of the Restructuring on the terms set forth in the Restructuring Term Sheet, (ii) directly or indirectly solicit, negotiate, propose, enter into, consummate, file with the Bankruptcy Court, vote for or otherwise knowingly support, participate in or approve any plan of reorganization, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company or its indebtedness other than the Plan (in each case, an “Alternative Transaction”), or (iii) object to or oppose, or support any other person’s efforts to object to or oppose, any motions filed by the Company that are consistent with this Agreement, including any request by the Company to extend its exclusive periods to file the Plan and solicit acceptances thereof;

(c)

(i) subject to receipt of the Disclosure Statement and other Solicitation Materials approved by the Disclosure Statement Order, timely vote, or cause to be voted, its Claims and Interests (including any Post-RSA Effective Time Claims or Interests (as defined below)) to accept the Plan following the commencement of solicitation of votes for the Plan, by delivering their duly executed and completed ballots accepting the Plan; (ii) refrain from changing, revoking or withdrawing (or causing such change, revocation or withdrawal of) such vote or consent; provided, however, that, subject to the order approving the Disclosure Statement and solicitation procedures, such vote may be revoked (and, upon such revocation, deemed void ab initio) by such Supporting Secured Noteholder at any time following the expiration of the Effective Period, or upon termination of this Agreement as to such Supporting Secured Noteholder pursuant to the terms hereof (other than a termination resulting from a breach of this agreement by such Supporting Secured Noteholder) and (iii) to the extent it is permitted to elect whether to opt out of any releases set forth in the Plan, not elect to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot or documents indicating such;

(d)

in the case of the Backstop Commitment Parties, backstop the offering of reorganized equity interests as described in the Restructuring Term Sheet and on the terms and conditions substantially as set forth therein;

(e)

except to the extent expressly contemplated under the Plan or this Agreement, it will not, and it will not direct, the Secured Notes Trustee or any other person, to exercise any right or remedy for the enforcement of the Secured Notes Claims;

(f)

not (i) file a pleading seeking authority to amend or modify, the Restructuring Documents or any other document relating to the Restructuring in a manner that is inconsistent with this Agreement, (ii) file or seek authority to file any pleading that is materially inconsistent with the Restructuring or the terms of this Agreement, or (iii) taken any action that is materially inconsistent with, or is intended or is reasonably likely to interfere with, consummation of the Restructuring; and

(g)	support, and in good faith take all actions necessary and reasonably requested by the Debtors to obtain entry of the order confirming the Plan and the consummation of the Restructuring.

3.02. Rights of Supporting Secured Noteholders Unaffected. Nothing contained herein shall limit:

(a)

the rights of a Supporting Secured Noteholder under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including, without limitation, appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right is consistent with such Supporting Secured Noteholder’s obligations hereunder;

(b)	the ability of a Supporting Secured Noteholder to purchase, sell, or enter into any transactions in connection with its Claims or Interests, subject to the terms hereof and applicable law;

(c)

any right of a Supporting Secured Noteholder to take or direct any action relating to the maintenance, protection, or preservation of any collateral provided that such action is consistent with this Agreement;

(d)

subject to the terms hereof, any right of a Supporting Secured Noteholder under (i) the Secured Notes Indenture, or constitute a waiver or amendment of any provision of the Secured Notes Indenture or (ii) any other applicable agreement, instrument or document that gives rise to a Supporting Secured Noteholder’s Claims or Interests, as applicable, or constitute a waiver or amendment of any provision of any such agreement, instrument or document;

(e)	the ability of a Supporting Secured Noteholder to consult with other Supporting Secured Noteholders or the Company; or

(f)	the ability of a Supporting Secured Noteholder to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any of the Restructuring Documents.

3.03. Transfer of Claims and Interests. During the Effective Period, no Supporting Secured Noteholder shall sell, contract to sell, give, assign, participate, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase or otherwise transfer or dispose of any economic, voting or other rights in or to, by operation of law or otherwise (each, a “Transfer”) any of its Claims or Interests (including any Post-RSA Effective Time Claims or Interests (as defined below)), or any right or interest (voting or otherwise) therein (including granting any proxies, depositing any Claims or Interests into a voting trust or entering into a voting agreement with respect to any Claims or Interests); provided, however, that any Supporting Secured Noteholder may Transfer any of its Claims or Interests (including any Post-RSA Effective Time Claims or Interests) to any person or entity (so long as such Transfer is not otherwise prohibited by any order of the Bankruptcy Court) that (a) agrees in writing, in substantially the form attached hereto as Exhibit B (a “Transferee Joinder”), to be bound by the terms of this Agreement (each such transferee, a “Transferee”) or (b) is a Supporting Secured Noteholder,

provided, that upon any purchase, acquisition or assumption by any Supporting Secured Noteholder of any Claims or Interests, such Claims or Interests shall automatically be deemed to be subject to the terms of this Agreement. Subject to the terms and conditions of any order of the Bankruptcy Court, the transferring Supporting Secured Noteholder shall provide the Company and its counsel and counsel for the Secured Notes Ad Hoc Group with a copy of any Transferee Joinder executed by such Transferee within three business days following such execution in which event (y) the Transferee Lender shall be deemed to be a Supporting Secured Noteholder hereunder with respect to all of its owned or controlled Claims and Interests and rights or interests (voting or otherwise, including without limitation any Subscription Rights (as defined in the Restructuring Term Sheet) associated therewith) and (z) the transferor Secured Noteholder shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement solely to the extent of such transferred Claims or Interests. With respect to Claims or Interests held by the relevant Transferee upon consummation of a Transfer, such Transferee is deemed to make all of the representations and warranties of a Supporting Secured Noteholder set forth in this Agreement. Any Transfer of any Supporting Secured Noteholder’s Claim that does not comply with the foregoing shall be deemed void ab initio and the Company and each other Supporting Secured Noteholder shall have the right to enforce the voiding of such Transfer.

3.04. Qualified Marketmaker Transfers. Notwithstanding anything herein to the contrary, (a) a Supporting Secured Noteholder may Transfer any right, title, or interest in its Claims to an entity that is acting in its capacity as a Qualified Marketmaker (as defined below) without the requirement that the Qualified Marketmaker be or become a Supporting Secured Noteholder only if such Qualified Marketmaker has purchased such Claims with a view to immediate resale of such Claims (by purchase, sale, assignment, transfer, participation or otherwise) as soon as reasonably practicable, and in no event later than the earlier of (i) one business day prior to any voting deadline with respect to the Plan (solely if such Qualified Marketmaker acquires such Claims prior to such voting deadline) and (ii) twenty business days of its acquisition to a Transferee that is or becomes a Supporting Secured Noteholder (by executing a Transferee Joinder in accordance with Section 3.03); and (b) to the extent that a Supporting Secured Noteholder is acting in its capacity as a Qualified Marketmaker, it may Transfer or participate any right, title, or interest in any Claims that such Qualified Marketmaker acquires from a holder of such Claims who is not a Supporting Secured Noteholder without the requirement that the transferee be or become a Supporting Secured Noteholder. Notwithstanding the foregoing, (y) if at the time of a proposed Transfer of any Claim to the Qualified Marketmaker in accordance with the foregoing, the date of such proposed Transfer is on or before the voting deadline with respect to the Plan, the proposed transferor Supporting Secured Noteholder shall first vote such Claim in accordance with the requirements of Section 3.01(c) hereof prior to any Transfer or (z) if, after a transfer in accordance with this Section 3.04, a Qualified Marketmaker is holding a Claim on the voting deadline with respect to the Plan, such Qualified Marketmaker shall vote such Claim in accordance with the requirements of Section 3.01(c) hereof. For these purposes, a “Qualified Marketmaker” means an entity that: (A) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against the Company and its affiliates (including debt securities or other debt) or enter into with customers long and short positions in claims against the Company and its affiliates (including debt securities or other debt), in its capacity as a dealer or marketmaker in such claims against the Company and its affiliates; and (B) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt). A Qualified Marketmaker acting in such capacity may purchase, sell, assign, transfer or participate any Claims other than Claims held by a Supporting Secured Noteholder without any requirement that the transferee be or become subject to this Agreement.

3.05. Additional Claims and Interests. Nothing herein shall be construed to restrict a right to acquire Claims or Interests after the RSA Effective Time (defined below). To the extent any Supporting Secured Noteholder acquires any Claims or Interests after the RSA Effective Time (such Claims or Interests, the “Post-RSA Effective Time Claims or Interests”), each such Supporting Secured Noteholder agrees that such acquired Post-RSA Effective Time Claims or Interests shall be automatically subject to this Agreement and that such Supporting Secured Noteholder shall be bound by and subject to this Agreement with respect to such acquired Post-RSA Effective Time Claims or Interests. A Supporting Secured Noteholder may sell or assign any Post-RSA Effective Time Claims or Interests, subject to Section 3.03, and provided that any Post-RSA Effective Time Claims or Interests that are sold or assigned shall remain subject to this Agreement.

3.06. Additional Parties. Any Secured Noteholder may, at any time after the RSA Effective Time, become a party to this Agreement as a Supporting Secured Noteholder (an “Additional Party”) by executing a joinder agreement substantially in the form attached as Exhibit C hereto (an “Additional Party Joinder”), pursuant to which such Additional Party shall be bound by the terms of this Agreement as a Supporting Secured Noteholder hereunder.

Section 4. Agreements of the Company Parties.

4.01. Commitments of the Company Parties. During the Effective Period, subject to the terms of this Agreement (including the terms and conditions set forth in the Restructuring Term Sheet), each Company Party, jointly and severally, agrees, that it shall, and, to the extent applicable and subject to section 7.03 hereof, that it shall direct its direct and indirect subsidiaries to:

(a)

(i) do all things necessary and proper to seek approval of the Plan and to complete the Restructuring, (ii) prosecute and defend any appeals relating to the Confirmation Order or otherwise relating to the Restructuring, (iii) negotiate in good faith all Restructuring Documents, coordinate its activities with the other Parties hereto (to the extent practicable and subject to the terms hereof) in respect of all matters concerning the implementation and consummation of the Restructuring and take any and all necessary and appropriate actions in furtherance of this Agreement, (iv) seek to comply with each Case Milestone (as defined below) set forth in this Agreement; and (v) operate its business in the ordinary course, taking into account the Restructuring;

(b)

not (i) amend or modify, or file a pleading seeking authority to amend or modify, the Restructuring Documents or any other document relating to the Restructuring in a manner that is materially inconsistent with this Agreement, (ii) file or seek authority to file any pleading that is materially inconsistent with the Restructuring or the terms of this Agreement, or (iii) taken any action that is materially inconsistent with, or is intended or is reasonably likely to interfere with, consummation of the Restructuring;

(c)

timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order (i) directing the appointment of an examiner with expanded powers or a trustee, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, (iv) modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization or (v) for relief that (A) is inconsistent with this Agreement in any material respect or (B) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring;

(d)

seek entry of the Cash Collateral Orders and timely file a formal written response in opposition to any objection filed with the Bankruptcy Court by any Person with respect to the use of cash collateral or with respect to any of the adequate protection granted to the Supporting Secured Noteholders pursuant to any Cash Collateral Orders or otherwise;

(e)

use commercially reasonable efforts to obtain any and all required governmental, regulatory and/or third party approvals necessary or required for the implementation or consummation of the Restructuring or the approval by the Bankruptcy Court of the Restructuring Documents;

(f)

provide reasonably prompt written notice to the Supporting Secured Noteholders between the date hereof and the Effective Date of (i) the occurrence, or failure to occur, of any event of which any Company Party has actual knowledge which occurrence or failure would be likely to cause (A) any covenant of any Company Party contained in this Agreement not to be satisfied in any material respect or (B) any condition precedent contained in the Plan not to timely occur or become impossible to satisfy, (ii) receipt of any notice from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Restructuring, (iii) receipt of any material notice, including from any governmental unit with jurisdiction, of any proceeding commenced, or, to the actual knowledge of any Company Party, threatened against any Company Party, relating to or involving or otherwise affecting in any respect the transactions contemplated by the Restructuring, and (iv) any failure of any Company Party to comply, in any material respect, with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(g)

provide to the Secured Notes Ad Hoc Group and/or their respective professionals, upon reasonable advance notice to the Company, (i) reasonable access to the respective management and advisors of the Company for the purposes of evaluating the Company’s finances and operations and participating in the planning process with respect to the Restructuring, (ii) prompt access to any information provided to any existing or prospective financing sources (including lenders under any exit financing) and (iii) timely and reasonable responses to all diligence requests; and

(h)

provide draft copies of all material motions or applications and other documents (including all Restructuring Documents) the Company intends to file with the Bankruptcy Court to counsel to the Secured Notes Ad Hoc Group at least two days prior to the date when any Company Party intends to file any such pleading or other document (provided that if delivery of such pleading or other document (other than the Plan, the Disclosure Statement, the Confirmation Order or any adequate protection order) at least two days in advance is not reasonably practicable, such motion, order or material shall be delivered as soon as reasonably practicable prior to filing), and consult in good faith with counsel to the Secured Notes Ad Hoc Group regarding the form and substance of any such proposed filing with the Bankruptcy Court.

Section 5. Representations, Warranties, and Covenants. Each of the applicable Parties represents, warrants and covenants as to itself only, severally and not jointly, to each other Party, as of the RSA Effective Time, as follows (each of which is a continuing representation, warranty, and covenant):

5.01. Enforceability. It is validly existing and in good standing under the laws of the state or jurisdiction of its organization or incorporation, and this Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as may be limited by applicable laws relating to or limiting creditors’ rights generally (including the Bankruptcy Code) or by equitable principles or a ruling of the Bankruptcy Court.

5.02. No Consent or Approval. Except as expressly provided in this Agreement or in the Bankruptcy Code (including, with respect to the Company from and after the Petition Date, the approval of the Bankruptcy Court), no registration or filing with, consent or approval of, or notice to, or other action is required by any other Person in order for it to carry out the Restructuring in accordance with the Restructuring Term Sheet or to perform its respective obligations under this Agreement.

5.03. Power and Authority. It has all requisite power and authority to enter into this Agreement and, subject to the Company obtaining necessary Bankruptcy Court approvals from and after the Petition Date, to carry out the Restructuring and to perform its respective obligations under this Agreement.

5.04. Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary actions on its part (subject with respect to the Company from and after the Petition Date, the approval of the Bankruptcy Court). The Company further represents and warrants that the respective boards of directors (or such other governing body) for Bristow Parent and each of the Debtors has approved, by all requisite action, the filing of the Chapter 11 Cases and the pursuit of the Restructuring set forth in the Restructuring Term Sheet.

5.05. No Conflict. The execution, delivery and performance by it of this Agreement does not: (a) violate any provision of law, rule or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational document) or (b) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any material contractual obligation to which it is a party.

5.06. Supporting Secured Noteholder Representations and Warranties. Each Supporting Secured Noteholder represents and warrants to each of the other Parties that, as of the date such Party executes this Agreement, Transferee Joinder or Additional Party Joinder, as applicable: (i) it either (A) is the sole legal and beneficial owner of the aggregate principal amount of Claims and/or amount of Interests set forth on its signature page, in each case free and clear of any pledge, lien, security interest, charge, claim, proxy, voting restriction, right of first refusal or other limitation on disposition of any kind, in each case that is reasonably expected to adversely affect such Supporting Secured Noteholder’s performance of its obligations contained in this Agreement or (B) has full power and authority to vote on and consent to all matters concerning the Claims (including Secured Note Claims held pursuant to outstanding Trades) and/or Interests set forth on its signature page subject and to exchange, assign, and transfer such Claims and/or Interests, in the case of any interest in Secured Note Claims held pursuant to outstanding Trades, to any customary “reputational out” or comparable carve-out limiting a Secured Noteholder’s obligation to vote as directed by the purchaser in a Trade; (ii) it is either (A) a qualified institutional buyer as defined in Rule 144A promulgated under the Securities Act of 1933, as amended, or (B) an institutional accredited investor as defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act of 1933, as amended (either clause (A) or clause (B), an “Accredited Investor”); (iii) any securities acquired by a Supporting Secured Noteholder in connection with the Restructuring described herein and in the Restructuring Term Sheet will be acquired for investment purposes and not with a view to distribution in violation of applicable securities law; (iv) it has made no prior assignment, sale, participation, grant, conveyance or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any Claims or Interests that is inconsistent with the representations and warranties of such Supporting Secured Noteholder herein or would render such Supporting Secured Noteholder otherwise unable to comply with this Agreement and perform its obligations hereunder; (v) it is not relying on the Company for any legal or financial advice; (vi) as of the date hereof, it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement; and (vii) it has reviewed or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for the risks inherent in the Restructuring.

Section 6. Termination.

6.01. Mutual Termination. This Agreement and the obligations hereunder may be terminated by mutual written consent to terminate this Agreement among: (a) the Company and (b) the Required Supporting Secured Noteholders.

6.02. Supporting Secured Noteholder Termination. This Agreement and the obligations hereunder shall automatically terminate three business days (or such other notice period as specifically set forth below) following the delivery of written notice from the Required Supporting Secured Noteholders to the other Parties any time after and during the continuance of any of the following events (each, a “Supporting Secured Noteholder Termination Event”), which Supporting Secured Noteholder Termination Event may be waived in accordance with Section 7.17 hereof:

(a)

Other than as disclosed in writing to the Supporting Secured Noteholders and/or their advisors as of the date hereof, any Debtor or any non-Debtor subsidiary of the Company shall pay or cause to be paid any amount outside the ordinary course of business with respect to executive compensation or benefits, including without limitation any amount contemplated by or in connection with any incentive, retention, bonus or similar plan, in each case without the consent of the Required Supporting Secured Noteholders;

(b)	the Bankruptcy Court shall have entered an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case or cases under chapter 7 of the Bankruptcy Code;

(c)

an order denying confirmation of the Plan shall have been entered by the Bankruptcy Court or the Confirmation Order shall have been reversed, vacated or otherwise materially modified in a manner inconsistent with this Agreement or the Plan without the prior written consent of the Required Supporting Secured Noteholders;

(d)

any court of competent jurisdiction or governmental authority, including any regulatory authority, shall have entered a final, non-appealable judgment or order declaring the Restructuring, this Agreement or any material portion hereof to be unenforceable or illegal or enjoining the consummation of a material portion of the Restructuring and such judgment or order is not stayed, dismissed, vacated or modified within three business days following notice thereof to the Company by the Required Supporting Secured Noteholders; provided, however, that (i) if such entry has been made at the request of the Required Supporting Secured Noteholders, then a Supporting Secured Noteholder Termination Event shall not be deemed to have occurred with respect to such judgment or order and (ii) in the case of a stay, upon such judgment or order becoming unstayed and three business days’ notice thereof to the Company by the Required Supporting Secured Noteholders, a Supporting Secured Noteholder Termination Event shall be deemed to have occurred; provided, further, that a ruling by the Bankruptcy Court that the Plan is not confirmable as a result of terms included therein and contemplated by one or more provisions of the Restructuring Term Sheet shall not, by itself, constitute a termination event pursuant to this Paragraph (d);

(e)	Any Company Party makes an assignment for the benefit of creditors;

(f)	the Company fails to comply with or achieve the following deadlines (each, a “Case Milestone”):

(i)	the Petition Date shall have occurred no later than May 14, 2019;

(ii)	on the Petition Date, the filing of the Cash Collateral Motion;

(iii)	no later than 5 days after the Petition Date, entry of the Interim Cash Collateral Order;

(iv)	no later than 45 days after the Petition Date, entry of the Final Cash Collateral Order;

(v)	no later than August 1, 2019, the filing of the Plan and the Disclosure Statement;

(vi)	no later than the date that is 45 days after the filing of the Plan and the Disclosure Statement, the entry of the Disclosure Statement Order by the Bankruptcy Court;

(vii)	no later than the date that is 60 days after the entry of the Disclosure Statement Order, the entry of the Confirmation Order by the Bankruptcy Court; and

(viii)	no later than the date that is 30 days after the entry of the Confirmation Order, substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Plan shall have occurred;

(g)

the filing by the Company of any motion or pleading with the Bankruptcy Court that is not consistent in all material respects with this Agreement and the Restructuring Term Sheet, and such motion or pleading is not withdrawn prior to the proposed hearing date in respect of such motion after receipt of notice from the Required Supporting Secured Noteholders to the Company (or, in the case of a motion that has already been approved by an order of the Bankruptcy Court at the time the Company is provided with such notice by the Required Supporting Secured Noteholders, such order is not stayed, reversed or vacated within three business days of such notice);

(h)

the Bankruptcy Court grants relief that is inconsistent in any material respect with this Agreement or the Restructuring and such inconsistent relief is not dismissed, vacated or modified to be consistent with this Agreement and the Restructuring within three business days following notice thereof to the Company by the Required Supporting Secured Noteholder;

(i)

the occurrence of an event giving rise to the Supporting Secured Noteholders’ right to termination the use of cash collateral under the terms of the Cash Collateral Order that has not been waived or timely cured in accordance therewith; provided, however, that if such occurrence is primarily the result of a breach by any Supporting Secured Noteholder, then such Supporting Secured Noteholder shall not be entitled to declare or assert the existence of such Supporting Secured Noteholder Termination Event with respect to such occurrence;

(j)

the occurrence of an event giving rise to the right of the Required Backstop Commitment Parties to terminate the Backstop Commitment Agreement that has not been waived or timely cured in accordance therewith; provided, however, that if such occurrence is primarily the result of a breach by any Supporting Secured Noteholder, then such Supporting Secured Noteholder shall not be entitled to declare or assert the existence of such Supporting Secured Noteholder Termination Event with respect to such occurrence;

(k)

any of the following shall have occurred: (i) the Company or any affiliate of the Company shall have filed any motion, application, adversary proceeding or cause of action (A) challenging the validity, enforceability, perfection or priority of, or seeking avoidance or subordination of the Claims of the Secured Noteholders or the liens securing such Claims, or (B) otherwise seeking to impose liability upon or enjoin the Secured Noteholders (other than with respect to a breach of this Agreement); or (ii) the Company or any affiliate of the Company shall have supported any application, adversary proceeding or cause of action referred to in the immediately preceding clause (i) filed by a third party, or affirmatively consents (without the consent of the Required Supporting Secured Noteholders) to the standing of any such third party to bring such application, adversary proceeding or cause of action;

(l)

the Company withdraws or revokes the Plan or files, publicly proposes or otherwise supports, any (i) Alternative Transaction or (ii) amendment or modification to the Restructuring containing any terms that are inconsistent with the implementation of, and the terms set forth in, the Restructuring Term Sheet unless such amendment or modification is otherwise consented to in accordance with Section 7.17 hereof;

(m)

on or after the RSA Effective Time, the Company effects any merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside the ordinary course of business, other than: (i) the commencement of the Chapter 11 Cases; (ii) in accordance with the Budget in such Chapter 11 Cases; or (iii) with the consent of the Required Supporting Secured Noteholders;

(n)

on or after the RSA Effective Time, the search and rescue helicopter services contract by and between the United Kingdom Department for Transport and Bristow Helicopters Ltd. (or any other Company Party or non-Debtor subsidiary of the Company) or any other material contract of any Company Party ceases to be in full force and effect;

(o)

the Restructuring Documents and any amendments, modifications or supplements thereto filed by the Company include terms that are not consistent in all material respects with this Agreement and the Restructuring Term Sheet and such filing has not been modified or withdrawn within three business days after notice thereof has been given by the Required Supporting Secured Noteholders to the Company;

(p)

the material breach by the Company of any of the undertakings, representations, warranties or covenants of the Company set forth in this Agreement, and such breach shall continue unremedied for a period of five business days after notice thereof has been given by the Required Supporting Secured Noteholders to the Company;

(q)	the Bankruptcy Court shall have entered an order pursuant to section 1104 of the Bankruptcy Code appointing a trustee, receiver or an examiner to operate and manage any of the Company’s businesses;

(r)

the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to material assets of the Debtors without the consent of the Required Supporting Secured Noteholders;

(s)	the Company loses the exclusive right to file and solicit acceptances of a chapter 11 plan; or

(t)

the failure of the Company to pay the reasonable fees and expenses of the Secured Notes Ad Hoc Group in accordance with this Agreement and the Cash Collateral Orders, which failure shall continue unremedied for a period of seven business days after notice thereof has been given by the Required Supporting Secured Noteholders to the Company.

The Company hereby acknowledges and agrees that the termination of this Agreement and the obligations hereunder as a result of a Supporting Secured Noteholder Termination Event, and the delivery of any notice by the Required Supporting Secured Noteholders pursuant to any of the provisions of this Section 6.02 shall not violate the automatic stay imposed in connection with the Chapter 11 Cases.

6.03. Company Termination. This Agreement and the obligations, hereunder may be terminated by the Company upon three business days advance written notice thereof to the Supporting Secured Noteholders upon the occurrence of any of the following events (a “Company Termination Event”) unless (a) to the extent curable, such Company Termination Event has been cured by the applicable Supporting Secured Noteholders during such three business day notice period, or (b) such Company Termination Event is waived in accordance with Section 7.17 hereof:

(c)	the Bankruptcy Court shall enter an order dismissing the Chapter 11 Cases or converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code;

(d)

the date that is fifteen days after the Bankruptcy Court or a court of competent jurisdiction denies, vacates or reverses the Confirmation Order if the Parties are unable to reach agreement after negotiating in good faith on a modified Plan that would address the basis for such denial, vacatur or reversal and, as a result, the Debtors determine it is in the best interests of the Company and its stakeholders to pursue an Alternative Transaction;

(e)

any court of competent jurisdiction or governmental authority, including any regulatory authority, enters a final, non-appealable judgment or order declaring the Restructuring, this Agreement, or any material portion hereof to be unenforceable or illegal or enjoining the consummation of a material portion of the Restructuring and such judgment or order is not dismissed, vacated or modified within three business days following notice thereof by the Company to the Supporting Secured Noteholders; provided that a ruling by the Bankruptcy Court that the Plan is not confirmable as a result of terms included therein and contemplated by one or more provisions of the Restructuring Term Sheet shall not, by itself, constitute a termination event pursuant to this Paragraph (e);

(f)

any of the covenants of the Supporting Secured Noteholders in this Agreement is (i) breached in any respect by any Supporting Secured Noteholder, and such breach materially impacts the ability of the Parties to consummate the Restructuring or (ii) materially breached by Supporting Secured Noteholders holding in the aggregate more than 50% in principal amount of the outstanding Secured Notes held by the Supporting Secured Noteholders, and, in each case, such breach is not cured within three business days after receipt of notice from the Company to the Supporting Secured Noteholders of such breach; or

(g)

the board of directors, board of managers, or such similar governing body of any Debtor determines in good faith based on the advice of counsel of national repute that proceeding with the Restructuring or any of the transactions contemplated thereby would be inconsistent with applicable law or fiduciary obligations under applicable law.

6.04. Effect of Termination. Upon the termination of this Agreement, (a) this Agreement shall be of no further force and effect and each Party shall be released from its commitments, undertakings and agreements under or related to this Agreement, and shall have all the rights and remedies that it would have had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law, and (b) to the extent Bankruptcy Court permission shall be required for a Supporting Secured Noteholder to change or withdraw (or cause to be changed or withdrawn) its vote in favor of the Plan, no Party to this Agreement shall oppose any attempt by such Party to change or withdraw (or cause to be changed or withdrawn) such vote. Nothing in this Section 6.04 shall relieve any Party from (y) liability for such Party’s breach of such Party’s obligations hereunder or (z) obligations under this Agreement that expressly survive termination of this Agreement pursuant to Section 7.27 hereof.

6.05. Termination Upon Effective Date of Plan. This Agreement shall terminate automatically without further required action or notice upon the date that the Plan becomes effective.

Section 7. Miscellaneous.

7.01. Agreement Effective Time. This Agreement shall become effective and binding upon each of the Parties as of the date (the “RSA Effective Time”) when counterpart signatures pages to this Agreement are executed and delivered by (a) the Company, and (b) Secured Noteholders holding in the aggregate more than 67% in principal amount of the outstanding Secured Notes.

7.02. No Solicitation. This Agreement is not and shall not be deemed to be a solicitation for votes for the acceptance of the Plan (or any other chapter 11 plan) for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise or a solicitation to tender or exchange any securities. The acceptance of the Plan by the Supporting Secured Noteholders and any other party entitled to vote thereon will not be solicited until the Bankruptcy Court enters an order approving the Disclosure Statement and Solicitation Materials.

7.03. Company Fiduciary Duties. Notwithstanding anything to the contrary contained herein, (a) nothing in this Agreement shall require the Company or any directors, officers, managers or members of the Company or any of its subsidiaries, in such person’s capacity as a director, officer, manager or member of the Company or such subsidiary, to take any action, or to refrain from taking any action, that would breach or be inconsistent with its or their fiduciary obligations under applicable law, and (b) to the extent that such fiduciary obligations, in the sole judgment of the Company, require the Company or any directors, officers or members of the Company to take any such action, or refrain from taking any such action, they may do so without incurring any liability to any Party under this Agreement; provided, however, that nothing in this Section 7.03 shall be deemed to amend, supplement or otherwise modify, or constitute a waiver of, any Supporting Secured Noteholder Termination Event that may arise as a result of any such action or omission.

7.04. Purpose of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning the Restructuring.

7.05. Complete Agreement. This Agreement, including all exhibits hereto, is the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreements and all other prior negotiations between and among the Company and the Supporting Secured Noteholders (and their respective advisors), oral or written, between the Parties with respect thereto, to the maximum extent they relate in any way to the subject matter hereof; provided that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and any Supporting Secured Noteholder shall continue in full force and effect in accordance with and only to the extent of their respective terms. No claim of waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

7.06. Admissibility of this Agreement. Each Party agrees that this Agreement, the Restructuring Term Sheet and all documents, agreements and negotiations relating thereto (including any prior drafts of any of the foregoing) shall not, pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, be admissible into evidence or constitute an admission or agreement in any proceeding involving a Party; provided, however, that the final execution versions of this Agreement and the Exhibits thereto may be admissible into evidence or constitute an admission or agreement in any proceeding to enforce the terms of this Agreement and/or support the solicitation, confirmation and consummation of the Restructuring.

7.07. Representation by Counsel. Each Party acknowledges that it has been represented by counsel (or had the opportunity to be so represented and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. This Agreement is the product of arm’s length negotiations among the Parties and its provisions shall be interpreted in a neutral manner and one intended to effect the intent of the Parties. None of the Parties shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

7.08. Independent Due Diligence and Decision-Making. Each Party confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of the Company.

7.09. Several, Not Joint Obligations. The agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint, including among the various Supporting Secured Noteholders. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement.

7.10. Parties, Succession and Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors, assigns, heirs, executors, estates, administrators and representatives. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as otherwise expressly provided herein. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties (and those permitted assigns under Section 3.03), any benefit or any legal or equitable right, remedy or claim under this Agreement.

7.11. No Waiver of Participation and Reservation of Rights. Except as expressly provided in this Agreement or the Plan, nothing herein is intended to, nor does, in any manner waive, limit, impair, or restrict any right of any Party or the ability of each of the Parties to protect and preserve its rights, remedies and interests, including without limitation, Claims against and interests in the Company. If the Restructuring is not consummated, or following the occurrence of a Supporting Secured Noteholder Termination Event, a Company Termination Event or the termination of this Agreement, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, and the Parties expressly reserve any and all of their respective rights.

7.12. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except as expressly set forth in this Agreement.

7.13. Specific Performance. Each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement would cause the other Parties to sustain damages for which such Parties would not have an adequate remedy at law for money damages, and therefore each Party agrees that in the sole event of any breach, the other Parties shall be entitled to seek the remedy of specific performance and injunctive or other equitable relief (including attorney’s fees and costs) to enforce such covenants and agreements, in addition to any other remedy to which such nonbreaching Party may be entitled, at law or in equity, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder. Each Party further agrees that no other Party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.13, and each Party (a) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (b) shall cooperate fully in any attempt by the other Party to obtain such equitable relief.

7.14. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

7.15. Transaction Expenses. All Transaction Expenses incurred and invoiced up to the Petition Date shall be paid in full prior to the Petition Date (without deducting any retainers).

7.16. Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Delivery of an executed copy of this Agreement shall be deemed to be a certification by each person executing this Agreement on behalf of a Party that such person and Party has been duly authorized and empowered to execute and deliver this Agreement and each other Party may rely on such certification. Delivery of any executed signature page of this Agreement by telecopier, facsimile or electronic mail shall be as effective as delivery of a manually executed signature page of this Agreement.

7.17. Amendments and Waivers.

(a)

Any amendment or modification of any term or provision of this Agreement or the Restructuring and any waiver of any term or provision of this Agreement or of the Restructuring or of any default, misrepresentation, or breach of warranty or covenant hereunder shall not be valid unless the same shall be (i) in writing and signed by the Company and the Required Supporting Secured Noteholders or (ii) confirmed by email by both counsel to the Company and counsel to the Secured Notes Ad Hoc Group representing that it is acting with the authority of the Required Supporting Secured Noteholders.

(b)

In determining whether any consent or approval has been given or obtained by the Required Supporting Secured Noteholders, any Secured Notes held by any then-existing Supporting Secured Noteholder, as applicable, that is in material breach of its covenants, obligations or representations under this Agreement shall be excluded from such determination, and the Secured Notes held by such Supporting Secured Noteholder, as applicable, shall be treated as if they were not outstanding.

(c)

Any waiver shall not be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, or breach of warranty or covenant.

(d)

The failure of any Party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party with its obligations hereunder shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(e)

Notwithstanding anything to the contrary in this Section 7.17, no amendment, modification or waiver of any term or provision of this Agreement or the Restructuring shall be effective with respect to any Supporting Secured Noteholder without such Supporting Secured Noteholder’s prior written consent to the extent such amendment, modification or waiver materially affects such Supporting Secured Noteholder (in its capacity as a Secured Noteholder) in a manner that is disproportionately adverse to such Supporting Secured Noteholder in relation to the other Supporting Secured Noteholders.

(f)	Notwithstanding the foregoing provisions of this Section 7.17, no written waiver shall be required of the Company in the case of a waiver of a Supporting Secured Noteholder Termination Event.

7.18. Notices. All notices (including, without limitation, any notice of termination or breach) hereunder shall be in writing and delivered by email, facsimile, courier or registered or certified mail (return receipt requested) to the email address, address or facsimile number (or at such other address or facsimile number as shall be specified by like notice) as set forth on Exhibit D hereto. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile or email, shall be deemed given when sent, provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next business day for the recipient.

7.19. Construction. Unless otherwise specified, references in this Agreement to any Section or clause refer to such Section or clause as contained in this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import in this Agreement refer to this Agreement as a whole, and not to any particular Section or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”.

7.21. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction the remaining terms and provisions hereof.

7.22. Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof and shall not affect in any way the meaning or interpretation of this Agreement.

7.23. WAIVER OF TRIAL BY JURY. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING, WHETHER IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR RELATING TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY LEGAL PROCEEDINGS SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

7.24. Submission to Jurisdiction. By its execution and delivery of this Agreement, subject to the commencement of the Chapter 11 Cases, each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court for purposes of any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby. At any time prior to the filing of the Chapter 11 Cases, each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state or federal courts located within in the Borough of Manhattan, the City of New York in the State of New York for purposes of any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby. Each Party irrevocably waives, to the fullest extent permitted by applicable laws, any objection it may have now or hereafter to the venue of any action, suit or proceeding brought in such courts or to the convenience of the forum.

7.25. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

7.26. Conflicts. In the event the terms and conditions set forth in the Restructuring Term Sheet and in this Agreement are inconsistent, the Restructuring Term Sheet shall control. In the event of any conflict among the terms and provisions of the Plan, this Agreement and the Restructuring Term Sheet, the terms and provisions of the Plan shall control. In the event of any conflict among the terms and provisions of the Confirmation Order, the Plan, this Agreement and the Restructuring Term Sheet, the terms of the Confirmation Order shall control. In the event of any conflict among the terms and provisions of this Agreement, the Restructuring Term Sheet and the Cash Collateral Orders, the terms and provisions of the Cash Collateral Orders shall control. In the event of any conflicts among the terms and provisions of this Agreement, the Restructuring Term Sheet, the Cash Collateral Orders and the DIP Credit Agreement, the DIP Credit Agreement shall control. Upon execution of the Restructuring Documents, in the event of any conflict among the terms and provisions thereof and of this Agreement or the Restructuring Term Sheet, the applicable Restructuring Document shall control. Notwithstanding the foregoing, nothing contained in this Section 7.26 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement.

7.27. Survival. Notwithstanding the termination of this Agreement pursuant to Section 6 hereof, the agreements and obligations of the Parties in this Section 7 and Section 6.04 shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

Section 8. Forbearance. Commencing as of the RSA Effective Time and so long as this Agreement has not been terminated, the Supporting Secured Noteholders hereby (y) agree that such Supporting Secured Noteholders shall not, and shall not request that the Secured Notes Trustee, and (z) direct the Secured Notes Trustee not to (a) declare the Secured Notes to be immediately due and payable or (b) exercise any rights or remedies available under the Secured Notes Indenture or applicable Law (the “Forbearance”). Bristow Parent and the Guarantors acknowledge and agree that the Forbearance is limited to the extent specifically set forth above and no other terms, covenants or provisions of the Secured Notes Indenture or any other Secured Notes Document are intended pursuant to this Section 8 to (or shall) be affected hereby, all of which remain in full force and effect unaffected hereby. By their delivery of an executed copy of this Agreement to the Secured Notes Trustee, the Supporting Secured Noteholders (who hold at least 25% in principal amount of the outstanding Secured Notes) hereby direct the Secured Notes Trustee hereunder to forbear from taking any of the actions specified in clauses (a) and (b) of the first sentence of this paragraph. Capitalized terms used in this Section 8 and not otherwise defined therein shall have the meanings given to such terms in the Secured Notes Indenture.

Section 9. Disclosure. The Supporting Secured Noteholders hereby consent to the disclosure of the execution and contents of this Agreement by the Company in the Plan, the Disclosure Statement, the other documents required to implement the Restructuring and any filings by the Company with the Bankruptcy Court or as required by law or regulation; provided, however, that the Company shall not, without the applicable Supporting Secured Noteholder’s prior consent, (a) use the name of any Supporting Secured Noteholder or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives or agents in any press release or public filing or (b) disclose the individual holdings of any Supporting Secured Noteholder to any person, but may disclose the aggregate holdings in a single amount of all of the Senior Secured Noteholders; provided, further, that the Company shall redact any such information set forth in the foregoing clauses (a) and (b) of every Party to this Agreement; provided, further, that, the Company shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, the Claims, and the aggregate amount and percentage of Interests, held by the Supporting Secured Noteholders. The Company and counsel to the Secured Notes Ad Hoc Group shall (x) consult with each other before issuing any press release or otherwise making any public statement or filing with respect to the transactions contemplated by this Agreement, (y) provide to the other for review a copy of any such press release or public statement or filing and (z) not issue any such press release or make any such public statement or filing prior to such consultation and review and the receipt of the prior consent of the other Party, unless required by applicable law or regulations of any applicable stock exchange or governmental authority, in which case, the Party required to issue the press release or make the public statement or filing shall, prior to issuing such press release or making such public statement or filing, use its commercially reasonable efforts to allow the other Party reasonable time to comment on such press release or public statement or filing to the extent practicable. The Company shall cause the signature pages attached to this Agreement to be redacted so as to exclude the identities of the Supporting Secured Noteholders and amount of Claims and Interests held by each Supporting Secured Noteholder to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases, posted on the Company’s website(s) or otherwise made publicly available. Within 24 hours of the RSA Effective Time, the Company shall deliver to the Secured Notes Trustee for circulation to all Secured Noteholders a true and correct copy of this Agreement (such copy to be in form and substance acceptable to the Supporting Secured Noteholders and to be redacted in a manner consistent with this Section 9).

[SIGNATURE PAGES FOLLOW]

Exhibit A

Restructuring Term Sheet

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES NOR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE EFFECTIVE DATE IN THE RESTRUCTURING SUPPORT AGREEMENT DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO. NOTHING HEREIN CONSTITUTES AN AGREEMENT, UNDERSTANDING OR COMMITMENT TO EFFECTUATE OR IMPLEMENT A RESTRUCTURING ON THE TERMS DESCRIBED HEREIN OR ON ANY OTHER TERMS.

RESTRUCTURING TERM SHEET

INTRODUCTION

This term sheet (this “Term Sheet”) describes the terms of a restructuring of Bristow Group Inc. (“Bristow” or the “Company”), a corporation organized under the laws of the State of Delaware and certain of its directly- and indirectly-owned subsidiaries listed on Annex A hereto (collectively, the “Debtors” and such restructuring, the “Restructuring”)

The Restructuring will be accomplished through the commencement of cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) to implement the chapter 11 plan of reorganization (the “Plan”) described herein and otherwise in form and substance acceptable to the Debtors and the Required Consenting Noteholders (as defined below).

This Term Sheet is being agreed to in connection with entry by the Debtors and certain holders (the “Secured Notes Ad Hoc Group”) of the Company’s 8.75% Senior Secured Notes due 2023 (the “Secured Notes”) into that certain Restructuring Support Agreement, dated as of May 10, 2019 (as may be amended, supplemented or otherwise modified from time to time pursuant to the terms thereof, and including this Term Sheet, and any other term sheets attached thereto, the “RSA”). Pursuant to the RSA, and subject to the terms and conditions thereof, the parties thereto have agreed to support the transactions contemplated herein and therein. The legal and financial advisors to the Secured Notes Ad Hoc Group are hereinafter referred to as the “Secured Notes Advisors”.

This Term Sheet does not include a description of all the terms, conditions, and other provisions that are to be contained in the definitive documentation governing the Restructuring, which remain subject to negotiation and completion in accordance with the RSA and applicable bankruptcy law. The documents executed to effectuate the Restructuring will not contain any material terms or conditions that are inconsistent in any material respect with this Term Sheet or the RSA.

OVERVIEW OF THE RESTRUCTURING

In general, the Restructuring contemplates that:

(a)	The Debtors will implement the Restructuring pursuant to the Plan on the terms set forth in this Term Sheet, subject to the following conditions precedent:

i.

With the cooperation and advice of the Debtors and their advisors, Secured Notes Advisors to understand and analyze the Business Plan and Fleet Plan both of which must be reasonably satisfactory to the Secured Notes Ad Hoc Group;

ii.

No material modifications to the UK SAR contract. Bristow’s parent guarantee of the UK SAR contract will “ride through” the Restructuring and otherwise be unimpaired (or reinstated) pursuant to the Plan.

(b)

The Secured Notes Ad Hoc Group or a subset thereof (in such capacity, the “Financing Commitment Parties”) will provide a $75 million term loan (the “Term Loan”) and a $75 million superpriority senior secured debtor-in-possession financing facility commitment (respectively, the “DIP Facility Commitment” and the “DIP Facility,” and together with the Term Loan, the “Financing Facility,” and all related documents, orders and ancillary agreements, the “Financing Facility Documents”).

(c)	Commitments of the Secured Notes Ad Hoc Group (each such commitment subject to the terms and conditions set forth in the RSA):

i.

holders of Secured Notes who execute the RSA (the “Supporting Secured Noteholders”) will consent to (A) the use of their cash collateral in accordance with an agreed upon budget to fund the Chapter 11 Cases and (B) to the priming of the liens on the collateral securing the Secured Notes (the “Prepetition Collateral”) by the liens securing the DIP Facility;

ii.	the DIP Commitment Parties will commit to provide the DIP Facility; and

iii.

the Backstop Parties (as defined herein) will commit (the “Backstop Commitments”) to backstop a $200 million new money rights offering (the “Rights Offering”) of equity interests in the reorganized Company (the “Reorganized Equity”).

This Term Sheet incorporates the rules of construction as set forth in section 102 of the Bankruptcy Code.

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GENERAL PROVISIONS REGARDING THE RESTRUCTURING

Term Loan / DIP Facility / Use of Cash Collateral

The Financing Commitment Parties will provide a $75 million Term Loan on the terms set forth in the term sheets governing the Term Loan and the other terms to be agreed by the holders of at least 66 and 2/3% of the aggregate principal amount of Secured Notes obligated under the RSA, and which must include at least two unaffiliated members of the Secured Notes Ad Hoc Group (the “Required Consenting Noteholders”) and the Company.

The DIP Facility shall be a senior secured superpriority new money debtor-in-possession financing facility on terms as set forth in the DIP Term Sheet and other Financing Facility Documents of $75 million.

The lenders under the Term Loan and the holders of the Secured Notes shall each receive the following adequate protection (all as more fully set forth in the interim and final orders authorizing the Debtors’ use of prepetition collateral (the “Adequate Protection Orders”)):

•  Adequate protection claims to the extent of any diminution in value of such parties’ existing collateral that is property of the estates;

•  Adequate protection liens on

•  unencumbered property of the Debtors,

•  on a senior basis, the collateral securing the Term Loan and Secured Notes that is property of the estates, and

•  on a junior basis, collateral subject to any other valid and properly perfected liens, including the collateral securing the Macquarie Financing Facility and the PKAir Financing Facility, but not the Lombard Financing Facility, in each case that is property of the estates;

•  Payment of interest at the rate specified in the Term Loan and the non-default rate specified in the Secured Notes;

•  Payment of the reasonable and documented fees and expenses of the Secured Notes Advisors (consisting of Davis Polk & Wardwell, PJT Partners, Haynes & Boone, LLP, aviation counsel and special and local counsel in all relevant jurisdictions);

•  Ongoing reporting under the Term Loan and Secured Notes;

•  The following “Adequate Protection Milestones”:

(i) the filing of a chapter 11 plan in form and substance satisfactory to the Debtors, the “Required Lenders” (as defined in the Financing Facility Documents) under the Term Loan (the “Required Term Loan Lenders”) and at least 66 and 2/3% of the aggregate principal amount of Secured Notes (including at least two unaffiliated holders thereof) (the “Required Secured Noteholders”) (an “Acceptable Chapter 11 Plan”), and a disclosure statement related thereto, on or before August 1, 2019;

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(ii)  entry of an order approving such disclosure statement, in form and substance reasonably satisfactory to the Required Term Loan Lenders and the Required Secured Noteholders, on or before the date that is 45 days after the filing thereof;

(iii)  entry of an order confirming the Acceptable Chapter 11 Plan, in form and substance reasonably satisfactory to to the Required Term Loan Lenders and the Required Secured Noteholders, on or before the date that is 60 days after the entry of an order approving the disclosure statement for the Acceptable Chapter 11 Plan;

       and (iv) substantial consummation of the Acceptable Chapter 11 Plan on or before the date that is 30 days after the entry of an order confirming the Acceptable Chapter 11 Plan.

The Adequate Protection Orders shall include a budget variance requirement consistent with that provided for in the Financing Facility Documents, waivers of section 506(c), 552(b)’s equities of the case exception, and any right to apply the equitable doctrine of marshaling, among other customary terms and provisions.

Rights Offering and Backstop Commitment

The Secured Notes Ad Hoc Group or a subset thereof (in such capacity, the “Backstop Parties”) shall backstop a $200 million new money Rights Offering to be consummated on the Effective Date. The Reorganized Equity offered in the Rights Offering shall dilute the otherwise fully-diluted Reorganized Equity issued under the Plan.

Participants in the Rights Offering shall receive rights to purchase a percentage of the Reorganized Equity (“Subscription Rights”) at a discount to the Plan Equity Value (the “Rights Discount”) to be agreed between the Company and the Required Consenting Noteholders. The percentage of the Reorganized Equity to be available for purchase in the Rights Offering is to be agreed between the Company and the Required Consenting Noteholders.

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The Rights Offering shall be offered or implemented pursuant to the terms of the RSA and otherwise on the terms set forth in the Backstop Commitment Agreement to be entered into by the Debtors and Backstop Parties (including all schedules and exhibits thereto, the “Backstop Commitment Agreement”). Subscription Rights for 100% of the Rights Offering, less any amount the Debtors and the Required Backstop Parties (as defined below) may determine to offer to any holders of Unsecured Notes Claims, Pari Passu General Unsecured Claims or Other General Unsecured Claims, shall be provided to the Secured Notes Ad Hoc Group.

The Reorganized Equity purchased through the Rights Offering shall dilute the Reorganized Equity issued under the plan on account of any pre-petition claims (which Reorganized Equity for avoidance of doubt shall be subject to dilution for the MIP).

Exit Facility	In an amount and structure to be determined.

Treatment of DIP Facility	DIP Facility claims shall be repaid in cash, in full on the Effective Date (subject to the Equity Conversion Option set forth in the Financing Facility Documents); provided that the DIP Facility may be rolled into an Exit Facility on a dollar-for-dollar basis, the terms of such Exit Facility to be agreed upon and acceptable to the DIP Lenders; provided, further that upon the DIP Maturity Date (as defined in the DIP Facility), if a chapter 11 plan has not become effective, all outstanding principal amounts of the DIP Facility (and all other accrued amounts, including, without limitation, accrued interest and all accrued fees, expenses and other amounts under the DIP Facility) shall immediately become due and payable in cash.

Treatment of Term Loan	Subject to the Equity Conversion Option, Term Loan claims shall be repaid in cash, in full or reinstated pursuant to section 1124 of the Bankruptcy Code.

Treatment of Existing Secured Financing and Existing Aircraft Leases	To be determined following the Secured Notes Advisors’ review of fleet information and business plan, in working with the Company and its advisors (other than the Lombard (BULL) Financing Facility, which shall receive the treatment set forth below).

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Plan Treatment of Secured Notes Claims	On the Effective Date, subject to the dilution as a result of the MIP and Rights Offering, each holder of a Secured Notes Claim shall receive its pro rata share of a percentage of the Reorganized Equity equal to (a) 100% minus (b) the Unsecured Notes Reorganized Equity Percentage.

Treatment of Unsecured Notes Claims

“Consensual Treatment”: If the class of Unsecured Notes Claims (consisting of the 6.25% Senior Unsecured Notes and the 4.5% Senior Convertible Notes) has accepted the Plan as specified herein pursuant to Bankruptcy Code §1126(c), then on the Effective Date, each holder of an Unsecured Notes Claim shall receive its pro rata share of: (i) Reorganized Equity (subject to dilution as a result of the MIP and the Rights Offering) in an amount to be agreed upon by the Debtors and the Required Consenting Noteholders (the “Consensual Unsecured Notes Reorganized Equity”) and (ii) any other rights or recovery that may be agreed upon by the Debtors and the Required Consenting Noteholders.

“Nonconsensual Treatment”: If the classes of Unsecured Notes Claims have not accepted the Plan as specified herein pursuant to Bankruptcy Code §1126(c), then on the Effective Date, each holder of an Unsecured Notes Claim shall receive its pro rata share of the percentage of the Reorganized Equity determined by the Court to satisfy the best interests test (the “Nonconsensual Unsecured Notes Reorganized Equity”) (subject to dilution from the Rights Offering and the MIP, and the difference between the Consensual Unsecured Notes Reorganized Equity and the Nonconsensual Unsecured Notes Reorganized Equity, the “Secured Notes Retained Reorganized Equity”).

The foregoing Consensual Treatment and Nonconsensual Treatment may be modified by agreement among the Debtors and the holders of the Unsecured Notes, with the consent of the Required Consenting Noteholders.

Treatment of Pari Passu General Unsecured Claims	On the Effective Date, each holder of a general unsecured claim that ranks pari passu with the Unsecured Notes Claims (“Pari General Unsecured Claims”) shall receive either (i) if the class of Pari General Unsecured Claims votes in favor of the Plan, its pro rata share of the Consensual Unsecured Notes Reorganized Equity or (ii) of such class does not vote in favor of the Plan, its pro rata share of the percentage of the Reorganized Equity determined by the Court to satisfy the best interests test.

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Treatment of Other General Unsecured Claims	The treatment of the General Unsecured Claims that are not pari passu is TBD, subject to agreement between the Company and the Required Consenting Noteholders.

Treatment of Bristow Guarantee of UK SAR Contract	The guarantee of the UK SAR contract by BGI and any of its affiliates shall be unaffected by the Restructuring and shall be unimpaired or reinstated under the Plan.

Treatment of Lombard (BULL) Financing Facility	Reinstated.

Pension, Employment and Related Claims	The Debtors intend that existing employee benefit, insurance, retirement plans and other programs of existing employees will be unaffected by the Restructuring and assumed by (or transferred to) the Reorganized Debtors on the Effective Date, all of which shall be subject to the review and consent of the Required Consenting Noteholders.

Treatment of Existing Equity Interests	On the Effective Date, all Existing Equity Interests will receive such treatment as consented to by the Required Consenting Noteholders.

Management Incentive Plan (“MIP”)	Up to 10.0% of the Reorganized Equity on a fully diluted basis shall be reserved for the MIP Reorganized Equity pursuant to a MIP acceptable to the Required Consenting Noteholders and, for avoidance of doubt, shall dilute the Rights Offering Reorganized Equity and all other distributions of Reorganized Equity.

Retained Causes of Action	The Reorganized Company shall retain all causes of action as specified in the Plan supplement, including without limitation any claims and causes of action against Columbia Helicopters and chapter 5 causes of action.

Plan Equity Value	Approximately $[TBD] million (the “Plan Equity Value”).

Tax Matters	The Restructuring shall be structured to preserve, to the greatest extent practicable, the Company’s net operating losses and any other of the Company’s tax attributes.

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Organizational and Governance Matters	The members of the board of directors of the Reorganized Company immediately following the Effective Date (the “New Board”) shall include the Chief Executive Officer. The total number of board members, the identity of each other member, other organizational, governance and securities registration matters shall be provided in the new organizational documents in the Plan supplement, and in any case shall include customary minority protection rights for minority shareholders and all respects subject to the consent of the Required Consenting Noteholders in consultation with the Company.

Conditions Precedent to the Effective Date

The occurrence of the Effective Date shall be subject to the satisfaction of certain conditions precedent customary in transactions of the type described herein, including, without limitation, the following:

•   All definitive documentation for the Restructuring shall have been executed and remain in full force and effect, which definitive documentation shall be in form and substance reasonably acceptable to at least two unaffiliated Backstop Parties collectively holding at least 66 and 2/3% of the Backstop Commitments (the “Required Backstop Parties”), the Supporting Secured Noteholders, the Financing Commitment Parties and the Debtors, in accordance with the Restructuring Support Agreement and any applicable consent threholds provided therein.

•   All requisite filings with governmental authorities and third parties shall have become effective, and all such governmental authorities and third parties shall have approved or consented to the Restructuring, to the extent required.

•   All documents contemplated by the Restructuring Support Agreement to be executed and delivered on or before the Effective Date shall have been executed and delivered.

Releases and Exculpation	Effective upon the Effective Date, to the fullest extent permitted by applicable law, each of (I) the Debtors, (ii) the Backstop Parties, (iii) the Financing Commitment Parties, (iv) the members of the Secured Notes Ad Hoc Group and (v) each holder of a claim against the Debtors that does not opt out of the releases in the Plan[1] (collectively, the “Released Parties” and the “Releasing Parties”) shall release, acquit and discharge each Released Party and, each Released Party’s current or former directors, members, managers, officers, affiliates, subsidiaries, shareholders, partners, consultants, investment bankers, financial advisors, subsidiaries, principals, employees, agents, managed funds representatives, representatives, accountants, attorneys

[1]	The RSA shall require all parties who sign it to vote in favor of the Plan and not to opt-out of the releases and exculpations in the Plan.

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and other advisors (each a “Representative” and, collectively, the “Representatives”) and any Representatives of such Representatives, together with such party’s predecessors, successors, heirs, executors, and assigns, in each case, in their respective capacity as such, from any and all claims, counterclaims, demands, debts, accounts, contracts, liabilities, actions and causes of action arising on or prior to the Effective Date of any kind, nature or description, whether known or unknown, matured or unmatured, foreseen or unforeseen or liquidated or unliquidated, arising in law or equity or upon contract or tort or under any state or federal law or otherwise, arising out of or related to the Restructuring or any other matter relating to the Debtors or their operations, other than (a) any obligation arising under or pursuant to this Agreement or the Definitive Documents (as defined in the Restructuring Support Agreement) or any other documentation providing for implementation of the Restructuring, or (b) claims that a court of competent jurisdiction determines by a final order no longer subject to appeal to have constituted fraud, gross negligence, or willful misconduct.

Annex A

Schedule of Debtors

Bristow Group Inc.

BHNA Holdings Inc.

Bristow Alaska Inc.

Bristow Helicopters Inc.

Bristow U.S. Leasing LLC

Bristow U.S. LLC

BriLog Leasing Ltd.

Bristow Equipment Leasing Ltd

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Exhibit B

Transferee Joinder

The undersigned (“Transferee”) hereby (i) acknowledges that it has read and understands a RESTRUCTURING SUPPORT AGREEMENT (the “Agreement”), dated as of May 10, 2019 among Bristow Group Inc., certain subsidiaries thereof party thereto, [Transferor’s Name], and certain holders of the 8.75% Senior Secured Notes due 2023 issued by Bristow Group Inc., and (ii) agrees to be bound by all of the terms and conditions thereof to the extent and in the same manner as if Transferee was a Supporting Secured Noteholder thereunder, and shall be deemed a “Supporting Secured Noteholder” and a “Party” under the terms of the Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

Date Executed: ______, [____]

[TRANSFEREE’S NAME]

By:
Name:
Title:

Aggregate Amount of Secured Note Claims (whether owned directly by such Transferee or for which such Transferee, subject to Section 5.06 of this Agreement, has investment or voting discretion or control):

Total Principal Amount of any other Claims (whether owned directly by such Transferee or for which such Transferee, subject to Section 5.06 of this Agreement, has investment or voting discretion or control):

Total Principal Amount of Interests (whether owned directly by such Transferee or for which such Transferee, subject to Section 5.06 of this Agreement, has investment or voting discretion or control):

[Address]
Attention: [•]
Fax: [•]
Email: [•]

Exhibit C

Additional Party Joinder

The undersigned (“Additional Party”) hereby (i) acknowledges that it has read and understands a RESTRUCTURING SUPPORT AGREEMENT (the “Agreement”), dated as of May 10, 2019, by and among Bristow Group Inc., certain subsidiaries thereof party thereto and certain holders of the 8.75% Senior Secured Notes due 2023 issued by Bristow Group Inc., and (ii) agrees to be bound by the terms and conditions thereof to the extent and in the same manner as if Additional Party was a Supporting Secured Noteholder thereunder, and shall be deemed a “Supporting Secured Noteholder” and a “Party” under the terms of the Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

Date Executed: ______, [____]

[ADDITIONAL PARTY’S NAME]

By:
Name:
Title:

Aggregate Amount of Secured Note Claims (whether owned directly by such Additional Party or for which such Additional Party, subject to Section 5.06 of this Agreement, has investment or voting discretion or control):

Total Principal Amount of any other Claims (whether owned directly by such Additional Party or for which such Additional Party, subject to Section 5.06 of this Agreement, has investment or voting discretion or control):

Total Principal Amount of Interests (whether owned directly by such Additional Party or for which such Additional Party, subject to Section 5.06 of this Agreement, has investment or voting discretion or control):

[Address]
Attention: [•]
Fax: [•]
Email: [•]

Exhibit D

Notice Provisions

If to the Company:

Bristow Group Inc.

2103 City West Blvd., 4th Floor

Houston, Texas 77042

Attention: Mr. Justin Mogford

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Attention: James R. Prince (jim.prince@bakerbotts.com), Omar Alaniz

(omar.alaniz@bakerbotts.com) and Ian E. Roberts (ian.roberts@bakerbotts.com)

-and-

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112

Attention: Emanuel Grillo (emanuel.grillo@BakerBotts.com)

If to the Supporting Secured Noteholders:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Damian S. Schaible (damian.schaible@davispolk.com) and Natasha Tsiouris

(natasha.tsiouris@davispolk.com)